EXHIBIT 5.1


                       William C. Ray
                       Attorney at Law
                   2800 Spring House Place
                    Greensboro, NC  27410

     September 25,1998

     Network Systems International, Inc.
     200 North Elm Street
     Greensboro, North Carolina 27401

     Re:  Registration Statement on Form S-8

     Gentlemen:

          This refers to the Registration Statement on Form S-8 (the "Registration Statement") filed on September 25, 1998, by Network Systems International, Inc. (the "Company") with the Securities and Exchange Commission. The Registration Statement was filed to register under the Securities Act of 1933 to total sum of 37,500 shares of the Company's stock, $.001 par value (the "Shares"), issued to Palm State Equities, Inc. ("Palm State") as compensation for stock promotion services rendered to the Company pursuant to the Stock Promotion Agreement (the "Stock Promotion Agreement") dated July 16, 1997, between Palm State and the Company.

          In connection with the foregoing, I have acted as the Company's counsel and examined originals, or copies certified to my satisfaction, of all such corporate records of the Company, certificates of public officials and officers of the Company and the documents that I deemed necessary to form a basis for the opinion expressed below.

          Based on the foregoing and having regard for legal considerations that I deemed relevant, when issued for consideration specified in the Stock Promotion
     Agreement, will be legally issued, fully paid and nonassessable.

          I consent to the filing of this opinion as Exhibit
     5.1 to the Registratioon Statement.

                                   Very truly yours,

                                   /s/ William C. Ray

                                   William C. Ray